UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

StarTek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1370538 (I.R.S. employer Identification No.)

100 Garfield Street Denver, Colorado (Address of principal executive offices)	80206 (Zip code)
STARTEK, INC. STOCK OPTION PLAN
(Full title of the plan)
Steven D. Butler
President and Chief Executive Officer
StarTek, Inc.
100 Garfield St.
Denver, Colorado 80206
(Name and address of agent for service)
(303) 399-2400
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities	registered	offering price per	aggregate offering	registration
to be registered	(1)	share(2)	price(2)	fee(3)

Common stock	150,000	$16.40	$2,460,000	$289.54

(1) Shares to be registered are in addition to the 1,075,000 shares of common stock registered by StarTek, Inc. (the Company) on April 28, 1999 (Registration Statement No. 333-77009), the 600,000 shares of common stock registered by the Company on June 15, 2001 (Registration Statement 333-63106), and the 300,000 shares of common stock registered by the Company on July 16, 2004 (Registration Statement 333-117451).
(2) Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the New York Stock Exchange on July 22, 2005, pursuant to Rule 457(h) and (c).
(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for 2005 as follows: proposed maximum aggregate offering price multiplied by .00011770.

Explanatory Statement
On June 14, 2005, the shareholders of StarTek, Inc. (the “Company”) approved amendments to the StarTek, Inc. Stock Option Plan (the “Plan”), which increased the number of shares reserved for issuance under the Plan by an aggregate of 150,000 shares. The purposes of this Registration Statement is to register such additional shares for issuance under the Plans.
The Company has prepared this Registration Statement in accordance with the requirements of Form S-8. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement Nos. 333-77009, 333-63106, and 333-117451 relating to the Plan, as amended, are hereby incorporated by reference.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Company hereby incorporates by reference in this Registration Statement the following documents:
          (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and
          (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.
Item 8. Exhibits

Exhibit No.	Description
5.1	Opinion of Faegre & Benson, LLP on legality of stock offered
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Faegre & Benson, LLP (included in Exhibit 5.1)
99.1	Amendment No. 3. to the StarTek, Inc. Stock Option Plan

SIGNATURES
Pursuant to the requirements the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on July 28, 2005.

StarTek, Inc.	By:	/s/ Steven D. Butler

Steven D. Butler Director, President and Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the date indicated.

/s/ Rodd E. Granger Rodd E. Granger	Interim Chief Financial Officer and VP of Finance (Principal Financial and Accounting Officer)	Date: July 28, 2005
/s/ A. Emmet Stephenson, Jr. A. Emmet Stephenson	Director and Chairman of the Board	Date: July 28, 2005
/s/ Ed Zschau Ed Zschau	Director	Date: July 28, 2005
/s/ Kay Norton Kay Norton	Director	Date: July 28, 2005
/s/ Albert C. Yates Albert C. Yates	Director	Date: July 28, 2005

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Faegre & Benson, LLP on legality of stock offered
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Faegre & Benson, LLP (included in Exhibit 5.1)
99.1	Amendment No. 3. to the StarTek, Inc. Stock Option Plan

4